Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

between

Align Technology, Inc.

and

Comerica Bank

December 16, 2005

          THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is entered into as of December 16, 2005, by and between COMERICA BANK(“Bank”) and ALIGN TECHNOLOGY, INC., a Delaware corporation (“Borrower”).

RECITALS

          Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

          The parties agree as follows:

          1.          DEFINITIONS AND CONSTRUCTION.

                       1.1          Definitions.  As used in this Agreement, unless otherwise defined, capitalized terms shall have the definitions set forth on Exhibit A.

                       1.2          Accounting Terms.  All accounting terms not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP.  The term “financial statements” shall include the accompanying notes and schedules.

          2.          LOANS AND TERMS OF PAYMENT.

                       2.1          Credit Extensions.  Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

                                      (a)          Revolving Advances.

                                                     (i)          Subject to and upon the terms and conditions of this Agreement, Bank agrees to make advances (each a “Revolving Advance” and collectively, the “Revolving Advances”) to Borrower, subject to Section 2.1(a)(ii), in an aggregate outstanding amount not to exceed the Committed Revolving Line, minus the aggregate face amount of all Letters of Credit and minus the FX Amount and minus the outstanding Equipment Advances.  Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the earlier to occur of (i) the Revolving Maturity Date, at which time all Revolving Advances under this Section 2.1(a) shall be immediately due and payable or (ii) the termination of Bank’s obligation to advance money pursuant to Section 9.1(b).

1.

                                                     (ii)        Whenever Borrower desires a Revolving Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission or telephone to be received no later than 12:00 noon Pacific Time, on the Business Day that the Revolving Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C.  The notice shall be signed by a Responsible Officer or his or her designee.  Bank is authorized to make Revolving Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Revolving Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Revolving Advances made under this Section 2.1(a) to Borrower’s deposit account maintained with Bank.

                                                    (iii)       Borrower shall use Revolving Advances solely for working capital, the issuance of letters of credit, equipment purchases, permitted acquisitions described in this Agreement and other general corporate purposes.

                                      (b)          Letter of Credit Usage.  Subject to the availability under the Committed Revolving Line and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such standby or commercial Letters of Credit in an aggregate face amount not to exceed the lesser of (i) the Committed Revolving Line minus the sum of (a) the aggregate principal amount of the outstanding Revolving Advances at the time of issuance of such Letter of Credit plus (b) the aggregate face amount of all outstanding Letters of Credit at the time of issuance of such Letters of Credit plus (c) the FX Amount, and (ii) Five Million Dollars ($5,000,000).  The request for such Letters of Credit shall be made by delivering to Bank a duly executed letter of credit application on Bank’s standard form.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement (the “Application”).  Borrower will pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing Letters of Credit for Borrower.  On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed a Revolving Advance under Section 2.1(a).  No Letter of Credit shall have an expiration date which is later than the Revolving Maturity Date unless Borrower shall deposit with Bank cash collateral in an amount equal to or greater than one hundred five percent (105%) of the undrawn face amount of all such outstanding Letters of Credit.

                                                     (i)          The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever.  Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for losses, costs, expenses or liabilities caused by Bank’s gross negligence or willful misconduct.

2.

                                      (c)          Equipment Advances.

                                                     (i)          From the Closing Date through the first anniversary of the Closing Date, Bank agrees to make Equipment Advances to Borrower, in an aggregate outstanding amount not to exceed the Equipment Line.  The Equipment Advances shall not exceed one hundred percent (100%) of the invoice amount of the Equipment for which the Equipment Advance is requested, less taxes, freight, installation and other soft costs.  All such equipment invoices shall be approved by Bank.

                                                     (ii)        Borrower shall provide notice to Bank of the requested Equipment Advance in substantially in the form of the Payment/Advance Form attached hereto as Exhibit C.  The notice shall be signed by a Responsible Officer or his or her designee and include a copy of the invoice for any Equipment to be financed, and shall include the serial numbers of such equipment.

                                      (d)          Foreign Exchange Sublimit.  Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with the Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date.  Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower.  The FX Amount shall at all times be equal to or less than Five Million Dollars ($5,000,000).  The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date.  The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its sole discretion from time to time.  The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

                       2.2          Overadvances.  If, at any time, (a) the aggregate amount of the outstanding Advances exceeds Twenty Million Dollars ($20,000,000); or (b) the aggregate amount of the outstanding Equipment Advances exceeds the Equipment Line, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

                       2.3          Principal Repayments.

                                      (a)          Revolving Advances.  All Revolving Advances shall be due and payable on the Revolving Maturity Date.

                                      (b)          Equipment Advances.  The aggregate Equipment Advances outstanding on June 6, 2006 shall be due and payable in forty-two (42) equal monthly installments of principal, beginning on July 1, 2006 and continuing on the first day of each month thereafter through the Equipment Maturity Date.  The aggregate Equipment Advances outstanding on the first anniversary of the Closing Date and not already amortizing pursuant to the preceding sentence shall be due and payable in thirty six (36) equal monthly installments of principal, beginning December 16, 2006, and continuing on the first day of each month thereafter through the Equipment Maturity Date, at which time the outstanding principal amount of all Equipment Advances, together with accrued but unpaid interest thereon, shall be immediately due and payable.

3.

                       2.4          Interest Rates, Payments, and Calculations.

                                      (a)          Interest Rates.  All Advances shall bear interest at the rates specified in the Libor Supplement.

                                      (b)          Default Rate.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

                                      (c)          Payments.  Interest on Revolving Advances and Equipment Advances hereunder shall be due and payable in arrears on the first day of each month during the term hereof.  Bank may, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Committed Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                                      (d)          Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

                       2.5          Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific Standard Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

                       2.6          Fees.  Borrower shall pay to Bank the following:

                                      (a)          Unused Facility Fee.  On the first day of each calendar quarter, a fee equal to 0.0125% of the difference between the Committed Revolving Line and the average daily balance of outstanding Advances during the immediately prior calendar quarter.

4.

                                      (b)          Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses up to $5,000 and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

                       2.7          Term.  This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for a term ending on the Equipment Maturity Date.

                       2.8          Prepayment; Reduction of Committed Revolving Line.  Upon two (2) Business Days prior written notice to Bank, Borrower may prepay the Credit Extensions in whole or in part without premium or penalty.  Any partial prepayment must be in a principal amount of at least Fifty Thousand Dollars ($50,000) or an integral multiple of Ten Thousand Dollars ($10,000) in excess thereof.  Upon two (2) Business Days prior written notice to Bank, Borrower may reduce or terminate the Committed Revolving Line to an amount not less than the then outstanding principal amount of all Revolving Advances; provided, that any partial reduction shall be in amount not less than Fifty Thousand Dollars ($50,000) or an integral multiple of Ten Thousand Dollars ($10,000) in excess thereof.  Once reduced in accordance with this section, the Committed Revolving Line may not be increased.

          3.         CONDITIONS OF LOANS.

                       3.1          Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                                      (a)          this Agreement;

                                      (b)          an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                                      (c)          a financing statement (Form UCC-1);

                                      (d)          payment of the fees and Bank Expenses then due specified in Section 2.6;

                                      (e)          current financial statements in accordance with Section 6.2; and

                                      (f)          such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

                       3.2          Conditions Precedent to All Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

                                      (a)          timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1(a)(iii) and Section 2.1(b)(ii); and

5.

                                      (b)          the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

          4.          CREATION OF SECURITY INTEREST.

                       4.1          Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Disclosure Letter, and subject to Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.  Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

                       4.2          Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

          5.          REPRESENTATIONS AND WARRANTIES.

                       Borrower represents and warrants as follows:

                       5.1          Due Organization and Qualification.  Borrower is a corporation duly existing under the laws of its jurisdiction of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

                       5.2          Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s corporate powers, have been duly authorized by all necessary corporate actions on the part of Borrower, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

                       5.3          Collateral.  Borrower has good title to the Collateral, free and clear of Liens, except for Permitted Liens. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made in accordance with GAAP.

6.

                       5.4          Intellectual Property.  Borrower is the sole owner of its Intellectual Property, except for Licenses granted by Borrower to others in the ordinary course of business and Permitted Liens.  Each of Borrower’s Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Borrower’s Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of its Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

                       5.5          Name; Location of Chief Executive Office.  Except as disclosed in the Disclosure Letter, Borrower has not done business under any name other than that specified on the signature page hereof.  The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

                       5.6          Litigation.  Except as set forth in the Disclosure Letter, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower’s interest in or Bank’s security interest in the Collateral.

                       5.7          No Material Adverse Change in Financial Statements.  All consolidated financial statements of the Borrower and its Subsidiaries that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended.  There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

                       5.8          Solvency, Payment of Debts.  Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

                       5.9          Compliance with Laws and Regulations.  Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans maintained by Borrower that are subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could have a Material Adverse Effect.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith and for which adequate reserves are maintained in accordance with GAAP.

7.

                       5.10        Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

                       5.11        Government Consents.  Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

                       5.12        Inbound Licenses.  Except as disclosed on the Disclosure Letter, Borrower is not a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

                       5.13        Deposit Accounts and Securities Accounts.  The name and address of each depository institution at which Borrower maintains any deposit account and the account number and account name of each such deposit account is listed in the Disclosure Letter.  The name and address of each securities intermediary or commodity intermediary at which Borrower maintains any securities account or commodity account and the account number and account name is listed in the Disclosure Letter.

                       5.14        Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank, taken together with all such certificates and written statements furnished to Bank and Borrower’s filings with the U.S. Securities and Exchange Commission, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

          6.          AFFIRMATIVE COVENANTS.

                      Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

                       6.1          Good Standing and Government Compliance.  Except as otherwise provided in Section 7.2, Borrower shall maintain its corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect.  Borrower shall meet the minimum funding requirements of ERISA with respect to any employee benefit plans maintained by Borrower and subject to ERISA.  Borrower shall comply in all material respects, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain in force all licenses, approvals and agreements, the loss of which or failure to comply with which could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral.

8.

                       6.2          Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank:  (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month when any Advances are outstanding (each calendar quarter when no Advances are outstanding), a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s consolidated operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; (b) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K (which shall be delivered within ninety (90) days after the end of each fiscal year of Borrower) and 10-Q (which shall be delivered within forty-five (45) days after the end of each fiscal quarter of Borrower) filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Five Million Dollars ($5,000,000) or more; and (e) such budgets, sales projections and pipelines, operating plans or other financial exhibits and information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

                                      (a)          Within fifteen (15) days after the last day of each calendar month when any Advances are outstanding (each calendar quarter when no Advances are outstanding),  aged listings of accounts receivable and accounts payable.

                                      (b)          Bank (through any of its officers, employees or agents) shall have a right from time to time, upon reasonable prior notice during Borrower’s usual business hours, hereafter to (i) audit Borrower’s Accounts, provided that such audits of Borrower’s Accounts will be conducted no more often than once every twelve (12) months, and (ii) inspect Borrower’s Books and to make copies thereof and to check, test and appraise Borrower’s Collateral, provided that such appraisals of Borrower’s Collateral will be conducted no more often than every twelve (12) months, unless, in each case, an Event of Default has occurred and is continuing.  Notwithstanding anything to the contrary in this Section 6.2(b), Borrower will not be required to disclose, permit the inspection of or the making of copies of, any document, information, or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to Bank (or its officers, employees or agents) is then prohibited by law or any agreement binding on Borrower or (2) is subject to attorney-client or similar privilege or constitutes attorney work product.

9.

                       6.3          Inventory; Returns.  Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made in accordance with GAAP.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than Two Million Dollars ($2,000,000).

                       6.4          Taxes.  Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

                       6.5          Insurance.

                                      (a)          Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

                                      (b)          All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments.  If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest.  If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

                       6.6          Financial Covenants.  Borrower shall maintain, as of the last day of each calendar month unless stated otherwise:

                                      (a)          Quick Ratio.  A ratio of Quick Assets to Current Liabilities, excluding deferred revenue from Current Liabilities, of at least 1.75 to 1.00.

10.

                                      (b)          Tangible Net Worth.  A Tangible Net Worth of not less than Seventy Million Dollars ($70,000,000), to be increased at the end of each calendar month by seventy five percent (75%) of Net Income (if positive) and one hundred percent (100%) of the cash proceeds (net of all reasonable and customary payments, fees, commissions and expenses incurred in connection with the transaction) to Borrower of New Equity issued after the Closing Date.

                       6.7          Minimum Assets.  (a) A minimum of seventy five percent (75%) of Borrower’s consolidated assets shall be assets of Borrower which assets shall not include any notes receivable held by Borrower from any Subsidiary, and not of any Subsidiary, and (b) a minimum of $50,000,000 of Domestic Quick Assets.

                       6.8          Deposit Accounts.  Borrower shall notify Bank within five (5) Business Days after permitting the balance in any additional deposit account, securities account or commodity account to exceed $2,000,000, or after closing or changing the account name or number on any existing deposit account, securities account, or commodity account.

                       6.9          Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

          7.          NEGATIVE COVENANTS.

                       Borrower covenants and agrees that, until payment in full of the outstanding Obligations, and for so long as Bank may have any commitment to make any Credit Extension hereunder, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

                       7.1          Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than transfers in the ordinary course of business, Permitted Transfers and Permitted Liens.

                       7.2          Change in Business; Change in Control, Executive Office or Jurisdiction of Incorporation.  Engage in any business substantially different from Borrower’s present business, other than businesses reasonably related or incidental thereto.  Borrower will not have a Change in Control, and will not, without thirty (30) days prior written notification to Bank, (i) relocate its chief executive office, its principal place of business, or (ii) change its jurisdiction of incorporation, its corporate name or in any trade name used to identify it in the conduct of its business or the ownership of its properties, its identity or form of legal entity or its federal taxpayer identification number.

                       7.3          Mergers or Acquisitions.  Except as otherwise permitted by Section 7.7, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other Person (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) the consideration given in such transactions (excluding consideration paid in common stock of the Borrower) does not in the aggregate exceed Fifteen Million Dollars ($15,000,000) and (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transaction.

11.

                       7.4          Indebtedness.  Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

                       7.5          Encumbrances.  Create, incur, assume or allow any Lien with respect to any of its property, including, without limitation, the Intellectual Property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

                       7.6          Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that (a) Borrower may repurchase the stock of former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase; provided that the foregoing limit on the aggregate amount of such repurchases shall not apply to repurchases to the extent made by the cancellation of indebtedness, (b) each Subsidiary may pay any dividend or make any other distribution or payment to Borrower or any other Subsidiary, (c) Borrower and each Subsidiary may declare and pay dividends or other distributions solely in common stock, (d) Borrower may distribute non-cash rights in connection with any stockholders’ rights plan, or (e) Borrower may purchase, redeem or acquire non-cash rights distributed in connection with any stockholders’ rights plan, or (e) Borrower may repurchase up to $5,000,000 of its stock on the open market.

                       7.7          Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

                       7.8          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; provided that the foregoing restriction shall not apply to (a) reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of Borrower, (b) compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or maintained or established in the ordinary course of business or (c) any transaction between Borrower and any of its Subsidiaries.

                       7.9          Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

12.

                       7.10        Inventory and Equipment.  Store the Inventory or the Equipment with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory.  Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the locations set forth in Section 10, locations set forth in the Disclosure Letter, such other locations within the United States for which Borrower gives Bank prior written notice, such other locations outside of the United States for which Bank gives its prior written consent, and at the premises of International Manufacturing Solutions Operaciones, S.R.L (“IMSO”) located in C. Juarez, Chihuahua, Mexico pursuant to the terms of that certain Shelter Services Agreement between Borrower and Elamex, S.A. DE C.V. (“Elamex”) dated as of June 3, 2002, as amended and as such agreement was assigned to IMSO pursuant to that certain Assignment of Interest and Obligations dated July 4, 2003 by and between Elamex and IMSO; provided, however, the total value of such Inventory and Equipment shall not, at any time, exceed Fifty Million Dollars ($50,000,000) net book value.

                       7.11        Compliance.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.  Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which failure, violation or occurrence could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

                       7.12        Negative Pledge Agreements. Permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrower’s rights and interests in any Collateral, except any such provisions (a) contained in agreements or documents evidencing Indebtedness described in clause (c) of the definition of Permitted Indebtedness, (b) imposed on a Subsidiary and existing at the time it became a Subsidiary if such restrictions were not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Borrower, (c) under any agreement, instrument or contract affecting property or a Person at the time such property or Person was acquired by Borrower or any of its Subsidiaries, so long as such restriction relates solely to the property or Person so acquired and was not created in connection with or in anticipation of such acquisition, (d) existing by virtue of, or arising under, applicable law, regulation, order, approval, license, permit or similar restriction, in each case issued or imposed by a governmental authority, or (e) Permitted Restrictions.

          8.          EVENTS OF DEFAULT.

                       Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

                       8.1          Payment Default.  If Borrower fails to pay any of the Obligations and such failure continues for five (5) Business Days or more after the due date, provided that within such five (5) Business Day cure period, the failure to pay shall not be deemed an Event of Default, but no Credit Extensions will be made;

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                       8.2          Covenant Default.  If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under Article 6 or such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen (15) Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) Business Day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

                       8.3          Reserved.

                       8.4          Attachment.  If any material portion of Borrower’s assets is seized, or comes into the possession of any trustee, receiver or person acting in a similar capacity, or is attached, subjected to a writ or distress warrant or is levied upon and such attachment, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days if such attachment, writ or distress warrant or levy was issued by a United States court or other United States governmental entity, or within thirty (30) days if such attachment, writ or distress warrant or levy was issued by a non-United States court or other non-United States entity or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days if within the Unites States or within thirty (30) days if outside of the United States, after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

                       8.5          Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

                       8.6          Other Agreements.  If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness having a principal amount in excess of Two Million Dollars ($2,000,000) or that could reasonably be expected to have a Material Adverse Effect;

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                       8.7          Subordinated Debt.  If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under this Agreement or any subordination agreement entered into with Bank;

                       8.8          Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of Five Million Dollars ($5,000,000) or more (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

                       8.9          Misrepresentations.  If any material misrepresentation or material misstatement when made or deemed made in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

          9.          BANK’S RIGHTS AND REMEDIES.

                       9.1          Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                                      (a)          Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

                                      (b)          Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                                      (c)          Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                                      (d)          Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

                                      (e)          Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

15.

                                      (f)          Convert the Committed Revolving Line and the Equipment Line to a full remittance basis or a dominion of funds basis;

                                      (g)          Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

                                      (h)          Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

                                      (i)          Bank may credit bid and purchase at any public sale; and

                                      (j)          Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

                       9.2          Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

                       9.3          Accounts Collection.  Upon the occurrence and continuance of an Event of Default, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

16.

                       9.4          Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

                       9.5          Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices and Section 9207 of the UCC, Bank shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

                       9.6          Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

                       9.7          Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, Instruments, Chattel Paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

          10.       NOTICES.

                      Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

17.

          If to Borrower:                              ALIGN TECHNOLOGY, INC.
                                                                881 Martin Avenue
                                                                Santa Clara, California  95050
                                                                Attn:     Roger E. George
                                                                FAX:    (408) 727-1393

          If to Bank:                                   COMERICA BANK
                                                               5 Palo Alto Square, Suite 800
                                                               Palo Alto, California
                                                               Attn:     Rob Ways
                                                               FAX:     (650) 213-1710

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

          11.        CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                       This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

          12.        REFERENCE PROVISION.

                       12.1         In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

                       12.2         With the exception of the items specified in Section 12.3 below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

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                       12.3         The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

                       12.4         The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

                       12.5         The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

                       12.6         The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

                       12.7         Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

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                       12.8         The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

                       12.9         If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.   The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

                       12.10         THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.

          13.       GENERAL PROVISIONS.

                       13.1         Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

                       13.2         Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for obligations, demands, claims, liabilities and losses caused by Bank’s gross negligence or willful misconduct.

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                       13.3         Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

                       13.4         Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                       13.5         Amendments in Writing, Integration.  This Agreement amends and restates the terms of the Loan and Security Agreement dated as of December 20, 2002, as amended through the date hereof.  All amendments to or terminations of this Agreement must be in writing.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents, provided that any financing statements filed before the Closing Date shall continue to perfect Bank’s Lien to secure the Obligations.

                       13.6         Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                       13.7         Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

                       13.8         Confidentiality.  In handling any confidential information of Borrower, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

21.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ALIGN TECHNOLOGY, INC.

By:	/s/ Eldon M. Bullington

Title:	Chief Financial Officer

COMERICA BANK

By:	/s/ Rob Ways

Title:	Vice President

22.

EXHIBIT A

DEFINITIONS

          “Accounts” means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

          “Advance” means a Revolving Advance or an Equipment Advance.

          “Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

          “Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents;  reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

          “Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

          “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California  are authorized or required to close.

          “Cash Equivalents” means (a) securities issued or unconditionally guaranteed or insured by the United States Government or any agency or any State thereof and backed by the full faith and credit of the United States or such State having maturities of not more than one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements or bankers’ acceptances, having in each case a tenor of not more than one (1) year issued by any nationally or state chartered commercial bank or any branch or agency of a foreign bank licensed to conduct business in the United States having combined capital and surplus of not less than $100,000,000 whose short term securities are rated at least A-1 by Standard & Poor’s Rating Group and P-1 by Moody’s Investors Service, Inc.; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Rating Group or P-1 by Moody’s Investors Service, Inc. and in either case having a tenor of not more than two hundred and seventy (270) days; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) above; and (e) cash equivalents provided for under Borrower’s investment policy in the form presented to Bank as of the Closing Date.

1.

          “Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

          “Chattel Paper” means any “chattel paper,” as such term is defined in Section 9102(a)(11) of the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires an interest.

          “Closing Date” means the date of this Agreement.

          “Collateral” means the property described on Exhibit B attached hereto except to the extent any such property or rights (i) are nonassignable by their terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Section 9406 of the UCC), (ii) the granting of a security interest therein is contrary to applicable law or the terms of the agreement pursuant to which the rights or property is acquired, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) are with respect to the capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote.

          “Committed Revolving Line” means a Credit Extension of up to Twenty Million Dollars ($20,000,000).

          “Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

          “Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

2.

          “Credit Extension” means each Revolving Advance, each Letter of Credit, each Equipment Advance, or any other extension of credit by Bank for the benefit of Borrower hereunder.

          “Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendible at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

          “Deposit Accounts” means any “deposit account” as such term is defined in Section 9102(a)(29) of the UCC, and should include, without limitation, any demand, time, savings passbook or like account, now or hereafter maintained by or for the benefit of Borrower, or in which Borrower now holds or hereafter acquires any interest, with a bank, savings and loan association, credit union or like organization (including Bank) and all funds and amounts therein, whether or not restricted or designated for a particular purpose.

          “Disclosure Letter” means the Disclosure Letter dated December 16, 2005 executed by Borrower in connection with this Agreement.

          “Domestic Quick Assets” means Quick Assets that are domestic (i.e. the account debtors on the Accounts are located in the United States and the bank accounts, if any are located in the United States).

          “Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

          “Equipment Advance” or “Equipment Advances” means an Advance made under Section 2.1(c).

          “Equipment Line” means a Credit Extension of up to Ten Million Dollars ($10,000,000).

          “Equipment Maturity Date” means December 16, 2009.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          “Event of Default” has the meaning assigned in Article 8.

          “GAAP” means generally accepted accounting principles as in effect from time to time.

3.

          “Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar Instruments, (c) all capital lease obligations and (d) all Contingent Obligations; provided that in no event shall Indebtedness include trade payables or operating lease obligations.

          “Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

          “Instruments” means any “instrument,” as such term is defined in Section 9102(a)(47) of the UCC now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, including, without limitation, all notes, certificated securities, and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

          “Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

                              (a)          Copyrights, Trademarks and Patents;

                              (b)          Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

                              (c)          Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

                              (d)          Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

                              (e)          All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

                              (f)          All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

          “Inventory” means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

4.

          “Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

          “Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

          “Letter of Credit” means a Letter of Credit issued under Section 2.1(b).

          “Libor Supplement” means the Libor Supplement of even date entered into by Bank and Borrower in connection with this Agreement.

          “Loan Documents” means, collectively, this Agreement, the Libor Supplement, any note or notes executed by Borrower in connection with this Agreement, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

          “Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

          “Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, Instruments, securities, documents of title, and Chattel Paper, and Borrower’s Books relating to any of the foregoing.

          “Net Income”  means the net income (or loss) of a Person on a consolidated basis for any period determined in accordance with GAAP, but excluding in any event:

                                             (i)          to the extent included in net income, any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses; and

                                             (ii)         in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest (other than a Subsidiary of Borrower), unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

           “New Equity” means a public offering or private placement of common stock, preferred stock or other capital stock of Borrower, and all warrants, options or other rights to acquire such stock (but excluding any debt security that is convertible into, or exchangeable for, such stock prior to such conversion).

          “Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

5.

          “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

          “Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

          “Permitted Indebtedness” means:

                              (a)          Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

                              (b)          Indebtedness existing on the Closing Date and disclosed in the Disclosure Letter;

                              (c)          Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

                              (d)          Indebtedness arising from the endorsement of instruments in the ordinary course of business;

                              (e)          Subordinated Debt;

                              (f)          Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to any other Subsidiary (provided the primary obligations are not prohibited hereby);

                              (g)          Indebtedness of any Subsidiary to Borrower, provided that Borrower is in compliance with each of the covenants set forth in Sections 6 and 7 hereof, including Section 6.9, and the aggregate principal amount of such Indebtedness shall not at any time exceed five percent (5%) of the assets of Borrower as of the end of the most recent fiscal quarter, determined in accordance with GAAP;

                              (h)          other unsecured Indebtedness of Borrower or any Subsidiary incurred in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any time; and

                              (i)          Indebtedness of Borrower consisting of international standby letters of credit incurred in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time.

6.

          “Permitted Investment” means:

                              (a)          Investments existing on the Closing Date disclosed in the Disclosure Letter;

                              (b)           (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Bank’s money market accounts; (v) any Cash Equivalents; and (vi) Investments made in accordance with Borrower’s Investment Policy in substantially the form delivered to Bank as of the Closing Date;

                              (c)          (i) Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year or (ii) repurchases by Borrower of its common stock on the open market of up to Five Million Dollars ($5,000,000) in the aggregate in any fiscal year, provided that in both clauses (i) and (ii) no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; provided further that the foregoing limit on the aggregate amount of such repurchases shall not apply to the extent such repurchases are made by the cancellation of indebtedness;

                              (d)          Investments accepted in connection with Permitted Transfers;

                              (e)          Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Three Million Dollars ($3,000,000) in the aggregate in any fiscal year;

                              (f)          Investments in Subsidiaries that have entered into guaranties of the Obligations on terms acceptable to Bank;

                              (g)          Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

                              (h)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

                              (i)          Investments consisting of accounts receivable of, notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (i) shall not apply to Investments of Borrower in any Subsidiary;

7.

                              (j)          Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Ten Million Dollars ($10,000,000) in the aggregate in any fiscal year; and

                              (k)          Investments permitted by subsections (f) and (g) of the definition of Permitted Indebtedness.

          “Permitted Liens” means the following:

                              (a)          Any Liens existing on the Closing Date and disclosed in the Disclosure Letter or arising under this Agreement or the other Loan Documents;

                              (b)          Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves in accordance with GAAP, provided the same have no priority over any of Bank’s security interests;

                              (c)          Liens, not to exceed Five Million Dollars ($5,000,000) in the aggregate (i) upon or in any Equipment (and additions, accessions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and additions, accessions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds of such Equipment;

                              (d)          Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business;

                              (e)          Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

                              (f)          Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.8;

                              (g)          Liens in favor of other financial institutions arising in connection with Borrower’s Deposit Accounts or other accounts maintained with a depository institution or institutions holding securities accounts, provided that Bank has a perfected security interest in the amounts held in such Deposit Accounts and other accounts;

                              (h)          carriers’ warehousemen’s, mechanics, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings and for which Borrower maintains adequate reserves in accordance with GAAP;

8.

                              (i)          easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any applicable Subsidiary;

                              (j)          Leases or subleases and licenses or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business operations of the Borrower or any applicable Subsidiary;

                              (k)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

                              (l)          Other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a Material Adverse Effect on borrower and its Subsidiaries taken as a whole.

          “Permitted Restrictions” means any covenant restricting the creation, incurrence, assumption or allowance of any Lien with respect to any property contained in any agreement, but only to the extent such prohibition is enforceable under applicable law, including, without limitation, Section 9406 of the UCC.

          “Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

                              (a)          Inventory in the ordinary course of business;

                              (b)          licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

                              (c)          assets of any Subsidiary to another Subsidiary or to the Borrower;

                              (d)          surplus, worn-out or obsolete Equipment;

                              (e)          other assets of Borrower or its Subsidiaries which do not in the aggregate exceed Five Million Dollars ($5,000,000) net book value in any fiscal year; or

                              (f)          assets consisting of real property, equipment and office furniture having a book value of $2,500,000 in connection with the closing of Borrower’s location in Lahore, Pakistan; or

                              (g)          cash or Cash Equivalents in the ordinary course of business.

9.

          “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

          “Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

          “Quick Assets” means, at any date as of which the amount thereof shall be determined, the unrestricted cash and Cash Equivalents, net accounts receivable and investments with maturities not to exceed ninety (90) days, of Borrower determined on a consolidated basis in accordance with GAAP.

          “Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

          “Revolving Advance” or “Revolving Advances” shall have the meaning set forth in Section 2.1(a).

          “Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

          “Revolving Maturity Date” means December 16, 2007.

          “Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

          “Subsidiary” means any corporation, limited liability company or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

          “Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower and its Subsidiaries minus intangible assets, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP.

          “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

10.

          “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of California (and each reference in this Agreement to an Article thereof (denoted as a Division of the UCC as adopted and in effect in the State of California) shall refer to that Article (or Division, as applicable) as from time to time in effect; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Party’s security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.  Notwithstanding anything contained herein to the contrary, the parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible.  Accordingly, if the UCC shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning.  If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

11.

DEBTOR	ALIGN TECHNOLOGY, INC.

SECURED PARTY:	COMERICA BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

All personal property of Debtor of every kind, whether presently existing or hereafter created, written, produced or acquired, including, but not limited to:  (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), Negotiable Collateral, letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records and (b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding anything to the contrary contained in the foregoing, the “collateral” shall not include the Intellectual Property of Debtor, but shall include any and all cash proceeds and/or noncash proceeds of Debtor’s Intellectual Property.

1.

EXHIBIT C

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM DEADLINE FOR SAME DAY PROCESSING FOR REVOLVING ADVANCES IS 12:00 NOON PACIFIC TIME, AND FOR EQUIPMENT ADVANCES IS 12:00 NOON PACIFIC TIME, 3 BUSINESS DAYS PRIOR TO THE EQUIPMENT ADVANCE

TO: [_______________]	DATE: _______________
FAX #: [_______________]	TIME: _______________

FROM: ALIGN TECHNOLOGY, INC.
CLIENT NAME (BORROWER)
REQUESTED BY:____________________________________________________________________________________________
AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:__________________________________________________________________________________

PHONE NUMBER: __________________________________________________________________________________________

FROM ACCOUNT # ______________________	TO ACCOUNT # ____________________________________________

REQUESTED TRANSACTION TYPE	REQUEST DOLLAR AMOUNT
$__________________________________________________________
PRINCIPAL INCREASE (ADVANCE)	$__________________________________________________________
PRINCIPAL PAYMENT (ONLY)	$__________________________________________________________
INTEREST PAYMENT (ONLY)	$__________________________________________________________
PRINCIPAL AND INTEREST (PAYMENT)	$__________________________________________________________

OTHER INSTRUCTIONS: _____________________________________________________________________________________
____________________________________________________________________________________________________________

All representations and warranties of Borrower stated in the Amended and Restated Loan and Security Agreement are true and correct in all material respects as of the date of the telephone request for an Advance confirmed by this Payment/Advance Form; provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date.  [Note:  Changed to match language in Section 3.2(b)]

BANK USE ONLY
TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

_____________________________________________________________	__________________________________________
Authorized Requester	Phone #

_____________________________________________________________	__________________________________________
Received By (Bank)	Phone #

_____________________________________________
Authorized Signature (Bank)

1.

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:          COMERICA BANK

FROM:    ALIGN TECHNOLOGY, INC.

The undersigned authorized officer of Align Technology, Inc. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants, including without limitation Section 6.6 and 6.7, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Financial statements	Monthly (quarterly when no Advances are outstanding) within 30 days	Yes	No
Annual (CPA Audited)	FYE within 90 days	Yes	No
10K and 10Q	(as applicable)	Yes	No
A/R & A/P Agings	Monthly within 15 days (quarterly when no Advances are outstanding)	Yes	No
A/R Audit	Initial and Annual	Yes	No

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly/Quarterly Basis, as applicable:
Minimum Quick Ratio	1.75:1.00	_____:1.00	Yes	No
Minimum Tangible Net Worth	$70,000,000*	$________	Yes	No

Minimum Assets
Borrower/Consolidated Assets	75% in Borrower	_____%	Yes	No
Domestic Quick Assets	$50,000,000	$______	Yes	No

*plus 75% of net profit after tax and new equity Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:

Sincerely,	AUTHORIZED SIGNER

Date:

Verified:

SIGNATURE	AUTHORIZED SIGNER

Date:

TITLE

Compliance Status Yes No

DATE

1.

CORPORATE RESOLUTIONS TO BORROW

          BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

          Borrow Money.  To borrow from time to time from Comerica Bank (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation, including such sums as are specified in that certain Amended and Restated Loan and Security Agreement dated as of December 16, 2005 (the “Loan Agreement”).

          Execute Loan Documents.  To execute and deliver to Bank the Loan Agreement and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

          Grant Security.  To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

          Negotiate Items.  To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

          Letters of Credit.  To execute letters of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

1.

          Further Acts.  In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

          BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank.  Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

          I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

2.

COMERICA BANK
Member FDIC

ITEMIZATION OF AMOUNT FINANCED
DISBURSEMENT INSTRUCTIONS
(Revolver)

Name(s):  Align Technology, Inc.                                                                      Date:  December 16, 2005

$	credited to deposit account No. ______________ when Advances are requested or disbursed to Borrower by cashiers check or wire transfer

Amounts paid to others on your behalf:

$ 0	to Comerica Bank for Facility Fee

$ 0	to Comerica Bank for accounts receivable audit (estimate)

$ 5,000	to Bank counsel fees and expenses

$	to _______________

$	to _______________

$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

Signature	Signature

1.

COMERICA BANK
Member FDIC

ITEMIZATION OF AMOUNT FINANCED
DISBURSEMENT INSTRUCTIONS
(Equipment Loan)

Name(s):  Align Technology, Inc.                                                                      Date:______________

$	credited to deposit account No. ___________ when Equipment Advances are requested or disbursed to Borrower by cashiers check or wire transfer

Amounts paid to others on your behalf:

$ 0	to Comerica Bank for Facility Fee

$ 0	to Bank counsel fees and expenses

$	to _______________

$	to _______________

$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

Signature	Signature

1.

COMERICA BANK
AUTOMATIC DEBIT AUTHORIZATION

To: Comerica Bank

Re: Loan # ___________________________________

You are hereby authorized and instructed to charge account No. _________________________ in the name of Align Technology, Inc.
for principal and interest payments due on above referenced loan as set forth below and credit the loan referenced above.

☒ Debit each interest payment as it becomes due according to the terms of the note and any renewals or amendments thereof.

☒ Debit each principal payment is at becomes due according to the terms of the note and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date
_____________________________________	_____________________________________

_____________________________________	_____________________________________